Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Veeco Instruments Inc.:

We consent to the use of our reports dated February 25, 2019, with respect to the consolidated balance sheets of Veeco Instruments Inc. and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement Schedule II – Valuation and Qualifying Accounts (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated by reference herein.  Our report on the consolidated financial statements refers to the Company’s adoption of the new revenue standard.

/s/ KPMG LLP

Melville, New York

May 7, 2019